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                                                                    EXHIBIT 23.3

                       VERONIS, SUHLER & ASSOCIATES, INC.
                                 350 Park Avenue
                               New York, NY 10022

                               Phone 212-935-4990
                                Fax 212-935-0877

February 4, 2000

Mr. Doug Chu
Credit Suisse First Boston Technology Group
2400 Hanover Street
Palo Alto, CA 94304

Dear Mr. Chu,

We consent to the use of the below fact within SEC documentation. If you have further questions regarding this research, please fell free to contact me at the above numbers.

"According to Veronis, Suhler and Associates, the total amount spent on television and cable advertising in the United States in 1998 was approximately $49 billion."

Sincerely,

            /s/  Veronis Buhler
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               Veronis Buhler